SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. )

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [x]
Bulldog Investors, LLC
Attn: Phillip Goldstein
250 Pehle Avenue, Suite 708
Saddle Brook, NJ 07663
Phone: 201 881-7100
Fax: 201 556-0097

Check the appropriate box:
Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by
Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials [x]
Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-
12

PUTNAM MANAGED MUNICIPAL INCOME TRUST
(Name of Registrant as Specified in Its Charter)

Bulldog Investors, LLC
Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

No fee required [x].

Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

Fee paid previously with preliminary materials [].

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing [].

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:


            URGENT NOTICE ABOUT YOUR INVESTMENT IN
         PREFERRED SHARES OF PUTNAM MANAGED MUNICIPAL
                      INCOME TRUST (PMM)

Like you, we own shares of auction rate preferred stock issued by PMM. For the last nine years, there has not been a liquid market for our preferred shares. To address that problem, other closed-end funds redeemed their auction rate preferred stock and replaced it with alternative financing. By contrast, PMM's Board of Trustees has done nothing to provide liquidity for holders of the preferred shares and has consistently favored the interests of PMM's common shareholders over ours. We think that is unfair.

                      ENOUGH IS ENOUGH!

Our patience is exhausted. The preferred shareholders have waited nine long years for the Board to come up with a plan to provide them with liquidity at a fair price. To that end, we are proposing (1) that the Board of Trustees afford liquidity to the holders of the preferred shares, and (2) to elect two nominees as Trustees who will advocate for liquidity for the holders of the preferred shares.

       WE NEED TO MAKE OUR VOICES HEARD IN THE BOARDROOM!

IT IS CRITICAL THAT YOU RETURN THE ENCLOSED GREEN PROXY CARD IMMEDIATELY! IF YOUR SHARES ARE HELD BY A BANK OR BROKER, YOU MAY VOTE ONLINE AT WWW.PROXYVOTE.COM OR BY TELEPHONE AT 1-800-454-8683. IF YOU HAVE ALREADY RETURNED MANAGEMENT'S PROXY CARD (EVEN IF YOU VOTED AGAINST THE BOARD'S NOMINEES), YOU MUST VOTE OUR GREEN PROXY CARD TO ELECT TWO TRUSTEES WHO WILL ADVOCATE FOR LIQUIDITY FOR THE PREFERRED SHARES.

       IF YOU HAVE ANY QUESTIONS ABOUT HOW TO VOTE YOUR PROXY, PLEASE CALL INVESTORCOM AT 1-877-972-0090 OR CALL ME DIRECTLY AT 914-747-5262.


						Very truly yours,

						/S/ Phillip Goldstein

						Phillip Goldstein
						Principal
					        Bulldog Investors, LLC